EXHIBIT 10.2

April 7, 2003

Mr. Kevin Fielding

ParthusCeva, Inc.

32-34 Harcourt Street

Dublin 2

Ireland

Dear Kevin:

ParthusCeva, Inc. (the “Company”) appreciates the efforts you have made as Chief Executive Officer of the Company, and wishes to provide for a fair and orderly transition of your duties to a new CEO. As you know, we have been constituted as a duly authorized committee of the Board of Directors of the Company to finalize those arrangements with you, as summarized in this letter.

1.	By signing the letter, you and the Company agree that for all purposes your separation from the Company on the date hereof will be treated as a termination by the Company without cause pursuant to Section 4.4 of your Employment Agreement with the Company dated as of the 1st of November, 2002 (the “Employment Agreement”). By signing this letter, the Company confirms its obligations under the Employment Agreement, including Section 5.2(b), and you agree to continue to abide by your obligations under the Employment Agreement as provided therein, including Section 6. In particular, and in furtherance of the provisions of the Employment Agreement, the Company confirms:

•	It will pay you severance of €186,200 on the date hereof as provided for in the Employment Agreement and will cooperate to do so in a tax efficient manner as determined by the Company in good faith.

•	You will retain any pension benefits you have under the Company’s pension plans on the date hereof.

•	The Company will pay you €32,308 on the date hereof in satisfaction of all accrued vacation pay through the date hereof.

•	The Company will also continue to fund your membership in the Company’s VHI Scheme (E) health plan for a period of two years after the date hereof.

•	The Company will pay you a bonus for the year 2002 of €84,000 on the date hereof.

2.	As provided in the Employment Agreement, all of your outstanding stock options will accelerate in full on the date hereof and will be treated as fully vested. The exercise period provided in such options shall be extended to expire on the date

April 7, 2003

two years from the date hereof. On that date your options, to the extent not exercised, will lapse and cease to be exercisable.

3.	You agree to resign in writing effective the date hereof from all of your statutory offices. You also agree to serve as a consultant to the Company at your current rate of compensation until June 23, 2003, to facilitate a transition in management of the Company and to preserve the value of the assets and business of the Company. For your service as a consultant in connection with the transition program, you shall also be entitled to a transition bonus of up to a maximum of €50,000, as determined by Sven-Christer Nilsson and Zvi Limon in good faith on or before the June 23, 2003, it being understood that the intention is to pay such bonus if you cooperate fully in the transition. If a Chief Executive Officer of the Company is not appointed by June 23, 2003, then at the written request of Mr. Nilsson and Mr. Limon, in consultation with the interim CEO, you agree to continue as a consultant to the Company on a month-to-month basis.

4.	On or after the date hereof, subject to the good faith discharge of your obligations under the Employment Agreement and hereunder, the Company shall provide you with a reference upon the terms set forth in Exhibit A, it being understood that the intention is to provide you with such a letter if you cooperate fully in the transition. The Company agrees that it shall deliver such reference to third parties upon request and confirm that such reference is a fair assessment of your performance as an officer and employee of the Company. The Company agrees that it shall direct those officers and employees it makes privy to the terms of this Agreement not to make directly or by inference any negative or adverse remarks concerning you and your services to the Company as an employee or executive, and you agree that you will not at any time make directly or by inference any negative or adverse remarks concerning the Company, its officers, directors or employees, or its business or financial affairs.

5.	If you would like, you are welcome to retain your lap top computer, computer monitor, personal organizer and laser printer, as well as the mobile telephone and related telephone number the Company has supplied you.

6.	You agree that the terms of this letter agreement are a full and complete settlement of any claims you might have against the Company, other than any claims for breach of this agreement in the future, and you fully and finally release the Company from any and all such claims. In particular, and without limitation of the foregoing, you acknowledge and agree that you have no claim against the Company, its affiliates, agents or employees, under and in relation to the provisions of the Unfair Dismissal Acts, the Redundancy Payments Acts, the Organization of Working Time Act or any other Irish or other applicable legislation governing employment relationships in any jurisdiction. The Company agrees that the terms of this Agreement provide a full and final settlement of all claims that the Company has or may have against you arising out of your employment, and the Company hereby fully and finally releases you from

April 7, 2003

all such claims, except any claims that may arise as a result of any violation by you of applicable securities laws.

7.	It is agreed that the parties shall cooperate in the preparation of any press release regarding the matters contemplated therein subject to the obligations of the Company to comply with the provisions of applicable securities laws.

8.	You acknowledge that before signing this agreement you received independent legal advice regarding your legal rights and the consequences and the legal effects of this letter agreement. This agreement is governed by Irish law, is for the benefit of both you and the Company, and shall be binding upon the respective parties and the personal representatives and successors.

9.	Where the Company is under a legal obligation to deduct tax in respect of any sum due to you under the Employment Agreement or these arrangements, such sum will only be paid to you after the Company has deducted the appropriate tax.

We trust that these arrangements reflect our understanding, and would appreciate acknowledgement of your agreement to the terms of this letter agreement by signing a copy in the space provided below. We value the contribution that you have made to Parthus and ParthusCeva over the years and your commitment to supporting a smooth transition in the coming months.

Sincerely,

ParthusCeva, Inc.

By:

/s/ SVEN-CHRISTER NILSSON

Sven-Christer Nilsson

/s/ ZVI LIMON

Zvi Limon

April 7, 2003

Agreed to and accepted by:

/s/ KEVIN FIELDING

Kevin Fielding

Exhibit A

[date]

To Whom It May Concern:

In June 1998 Kevin Fielding joined Parthus Technologies plc in the position of chief operating officer (COO), reporting directly to the CEO. In December 2000 Kevin was nominated to the board of Parthus Technologies in recognition of his contribution to a successful public listing in May 2000. Kevin was further promoted to the position of President of Parthus Technologies in March 2001.

On 1 November 2002, following the merger of Parthus Technologies plc and Ceva, Inc., Kevin was appointed to the position of chief executive officer (CEO) and president of ParthusCeva, Inc. and also joined the board of the company as an executive director.

It was agreed by the board of ParthusCeva, Inc. to base the corporate headquarters of the newly formed company in San Jose, California USA. However, for personal and family reasons Kevin was not in a position to move from Dublin to San Jose. Consequently, in February 2003 Kevin communicated to the board that he would be stepping down as CEO and would be resigning as a director of the company.

In his role as CEO, Kevin had ultimate responsibility for all activities in the company, with the key executive positions of chief financial officer, chief technology officer, vice-president sales, vice-president human resources and three division general managers reporting directly to him.

Throughout his time at ParthusCeva and at Parthus Technologies, Kevin performed his work with enthusiasm and a very high degree of competency. The nature of the work was such that it required excellent communication and problem solving skills, with the ability to consistently deliver on objectives in a high-pressure working environment. Kevin had a great understanding of the technology employed by the company as well as the targeted end markets and application areas. He also had a thorough and detailed knowledge of the company finances, an attribute that was especially appreciated by the investment/financial community. Kevin had all of the necessary qualities for a CEO position at a public company and performed well in that role in ParthusCeva.

I worked closely with Kevin in my role as founder and CEO of Parthus Technologies and as vice-chairman of ParthusCeva and am sorry to see him leave. I would have no hesitation in recommending him for a similar role in any organization. If any further information is required, please do not hesitate to contact me.

Yours sincerely,

Brian Long

Vice-Chairman